Exhibit 23.06

Consent of KPMG Accountants N.V., Independent Auditors

We have issued our report dated May 30, 2002, accompanying the financial statements of Fairfield Industries B.V., Naarden, the Netherlands for the year ended September 30, 1999. We consent to the use of aforementioned reports in the Registration Statement and prospectus, and to the use of our name as it appears under the caption “Experts”.

/S/    KPMG ACCOUNTANTS NV
Amstelveen, September 30, 2002